UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2016

OAXACA RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-196921	36-4752858
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7458 Allison Place, Chilliwack, British Columbia, Canada  V4Z 1J7
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 778.823.3104

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective July 28, 2016, Devon Loosdrecht resigned as the secretary of our company and Keith Gracey was appointed secretary.
Mr. Gracey is the Executive Chairman of Garmatex Technologies Inc. (“Garmatex”), a private fabric technology company, of which he previously served as CEO and Chairman of the board of directors from March 2007 to March 2013. He has over twenty years of corporate finance experience and extensive experience in corporate structuring, due diligence and syndication coordination for both private and public companies.
Family Relationships
No family relationships exist between any of our directors or executive officers.
Certain Related Transactions and Relationships
We have not been party to any transaction with Mr. Gracey since April 9, 2014 (date of inception), or any currently proposed transaction with Mr. Gracey in which we were or will be a participant and where the amount involved exceeds $401, being the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Mr. Gracey had or will have a direct or indirect material interest.

As previously disclosed on our current report on Form 8-K as filed on April 14, 2016, our company and Garmatex have entered into an arrangement agreement pursuant to which we have agreed to acquire all of the outstanding shares of Garmatex. Closing of that transaction is subject to various conditions and there is no assurance that it will close on the terms expected or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAXACA RESOURCES CORP.

By:

/s/ Devon Loosdrecht
 Devon Loosdrecht
President, Chief Executive Officer,
 Chief Financial Officer, Treasurer and Director

Date: August 3, 2016

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